Exhibit 99.1

Ocean Power Technologies Announces Results for the

Fiscal Fourth Quarter and Year Ended April 30, 2012

Pennington, NJ – July 13, 2012 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announces financial results for its fiscal 2012 fourth quarter and the year ended April 30, 2012.

Highlights

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Operating loss was $16.6 million for the twelve months ended April 30, 2012 versus $21.3 million for the twelve months ended April 30, 2011, primarily reflecting a 37% decrease in product development costs.

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On track to complete construction of OPT’s first PB150 PowerBuoy for the project at Reedsport, Oregon. Factory testing of the device’s power take-off (“PTO”) has been completed and it has been shipped to Oregon Iron Works, where it is now being integrated into the spar of the buoy in preparation for ocean testing. The buoy is expected to be ready for deployment late this summer.

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Signed an agreement with Lockheed Martin Corporation (NYSE: LMT) to develop a proposed 19 megawatt wave energy project in Victoria, Australia. For the project, Lockheed Martin will assist with the design of OPT’s PowerBuoy® technology, lead the production and system integration of the wave-energy converters, and support overall project management.

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Additional milestones reached during fiscal 2012 include successful deployment of the U.S. Navy’s Littoral Expeditionary Autonomous PowerBuoy (“LEAP”) off the coast of New Jersey, and completion of ocean testing of OPT’s first utility-scale PB150 off Scotland.

•	Work commenced under the Company’s €2.2 million WavePort project in Spain, which will showcase advancements in OPT’s energy conversion technology.

“As we begin fiscal 2013, Ocean Power Technologies is taking strides on a number of fronts that we expect will enhance our growth in the quarters to come,” said Charles F. Dunleavy, Chief Executive Officer of OPT. “As expected, we lowered our cash burn this past year and plan to reduce this further in the current fiscal year. Management remains focused on our core technology as well as converting several business development opportunities around the globe into revenue-generating orders. In Australia, Lockheed Martin’s involvement has provided renewed momentum for our project in Victoria. Excellent progress is being made in Oregon and we are also seeing increased activity in other locations internationally. As a result, we believe 2013 will be a year of achievements in our drive to commercialize our PowerBuoys in both the utility and autonomous power markets. These opportunities follow from the hard work and dedication of our employees and the steadfast support of our commercial partners.”

Financial Review

OPT’s contract backlog as of April 30, 2012 was $6.8 million, compared to $7.8 million as of January 31, 2012 and $8.9 million as of April 30, 2011. Backlog includes funded amounts and unfunded amounts that are expected to be funded in the future. Funded backlog was $4.8 million, $5.8 million, and $6.9 million as of April 30, 2012, January 31, 2012, and April 30, 2011, respectively. The Company’s contract backlog consists largely of orders to support its product development.

Results for the Fiscal Fourth Quarter Ended April 30, 2012

For the three months ended April 30, 2012, OPT reported revenues of $1.4 million as compared to revenues of $1.9 million for the three months ended April 30, 2011. This decrease primarily reflects lower revenues related to the Company’s PB150 being prepared for deployment off Reedsport, Oregon, as well as lower revenue tied to the US Navy’s LEAP program on a year-over-year basis, as that project was successfully completed in the third quarter of fiscal 2012. These revenue declines were partially offset by an increase in revenue from the Company’s WavePort project in Spain and from PB500 development work.

The operating loss for the three months ended April 30, 2012 was $4.2 million as compared to an operating loss of $5.4 million for the three months ended April 30, 2011. The reduction in operating loss year-over-year was due primarily to a decrease in product development costs, principally for the PB150 system that underwent successful ocean trials off the coast of Scotland in 2011, in addition to lower costs related to the PB150 PowerBuoy in Reedsport, Oregon. These decreases in product development costs were partially offset by increased investment in advanced technology development. Selling, general and administrative costs for the three months ended April 30, 2012 included expenses of approximately $600,000 related to the impairment of certain assets in connection with a previous project.

The net loss was $4.1 million for the three months ended April 30, 2012 compared to $5.3 million for the same period in the prior year. This decrease in net loss was due primarily to the decline in operating loss.

Results for the Fiscal Year Ended April 30, 2012

For the twelve months ended April 30, 2012, OPT reported revenues of $5.7 million as compared to revenues of $6.7 million for the twelve months ended April 30, 2011. This decrease primarily reflects lower revenues associated with the US Navy’s Deep Water Active Detection System project and declines in revenue tied to the Company’s LEAP program as well as the PB150 being prepared for deployment off Reedsport, Oregon. The fiscal 2012 revenue decline was partially offset by work on the Company’s WavePort project and by the funded development of the PB500 PowerBuoy.

The operating loss for the twelve months ended April 30, 2012 was $16.6 million as compared to an operating loss of $21.3 million for the twelve months ended April 30, 2011. The reduction in operating loss year-over-year was due primarily to a decrease in product development costs, principally for the PB150 system off the coast of Scotland, in addition to lower costs related to the PB150 PowerBuoy in Reedsport, Oregon and the Company’s Hawaii project with the US Navy as this project neared completion during fiscal 2012. Selling, general and administrative costs for the twelve months ended April 30, 2012 included expenses of approximately $600,000 related to the impairment of certain assets in connection with a previous project. Gross profit for the year ended April 30, 2011 was negatively impacted by a reduction in revenues of $240,000 due to a change in the Company’s estimated revenue recognized in connection with its project off the coast of Spain.

The net loss was $15.2 million for the twelve months ended April 30, 2012 compared to $20.5 million for the same period in the prior year. This decrease in net loss was due primarily to the decline in operating loss and a higher recorded income tax benefit.

Cash and Investments

On April 30, 2012, total cash, cash equivalents, restricted cash and investments were $33.2 million. The net decrease in cash and investments was $15.2 million for the twelve months ended April 30, 2012, compared to $18.5 million for fiscal 2011. OPT received approximately $1.1 million and $0.4 million in connection with the sale of New Jersey net operating tax losses during the twelve months ended April 30, 2012 and 2011, respectively. The net decrease in cash and investments was lower in fiscal 2012 relative to fiscal 2011, primarily due to the completion of ocean trials of the PB150 off the coast of Scotland. OPT expects its net cash used to continue to decrease in fiscal year 2013.

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Additional information may be found in the Company’s Annual Report on Form 10-K that will be filed with the US Securities and Exchange Commission (“SEC”). The Form 10-K may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.

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Conference Call Details

The Company will host a conference call to review these results at 10:00 a.m. Eastern Time today. Charles F. Dunleavy, Chief Executive Officer, and Brian M. Posner, Chief Financial Officer, will lead the call and webcast.

The call will be available by telephone at 800.638.4817 (toll free in the U.S.) or + 617.614.3943 (for international callers), using passcode 34969253. Investors may also access a webcast by visiting the Company’s website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts & Presentations. Recorded replays of the conference call will be available on the Company’s website and by telephone at 888.286.8010 (toll free in the U.S.) or 617.801.6888 (for international callers), replay passcode 69012176, beginning at 1:00 p.m. Eastern on July 13, 2012.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from 15 years of in-ocean experience. OPT is headquartered in Pennington, New Jersey, USA with an office in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.

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Company Contacts: Ocean Power Technologies, Inc. Brian M. Posner, Chief Financial Officer	Telephone: +1 609 730 0400

Media Contact: Luther Pendragon Neil Thapar, Claire Norbury	Telephone: +44 20 7618 9100

Investor Relations Contact: Darrow Associates Chris Witty	Telephone: +1 646 438 9385 Email: cwitty@darrowir.com

Consolidated Balance Sheets as of

April 30, 2012 and April 30, 2011

	April 30, 2012	April 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$9,353,460	4,376,136
Marketable securities	22,369,484	26,018,594
Accounts receivable	1,064,796	1,285,000
Unbilled receivables	223,050	456,316
Other current assets	842,820	832,142

Total current assets	33,853,610	32,968,188
Property and equipment, net	682,933	792,092
Patents, net	1,269,457	1,222,368
Restricted cash	1,453,712	1,624,669
Marketable securities	—	16,323,016
Other noncurrent assets	181,925	622,245

Total assets	$37,441,637	53,552,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$440,773	1,224,728
Accrued expenses	2,770,094	4,302,952
Deferred credits payable	600,000	—
Unearned revenues	1,073,389	344,022
Current portion of long-term debt	100,000	139,378

Total current liabilities	4,984,256	6,011,080
Long-term debt	350,000	450,000
Deferred credits	—	600,000

Total liabilities	5,334,256	7,061,080

Ocean Power Technologies, Inc. Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares, issued 10,407,389 and 10,419,183 shares, respectively	10,407	10,419
Treasury stock, at cost; 23,544 and 7,685 shares, respectively	(102,388)	(42,734)
Additional paid-in capital	158,296,458	157,174,930
Accumulated deficit	(125,989,474)	(110,848,972)
Accumulated other comprehensive (loss) income	(78,990)	175,907

Total Ocean Power Technologies, Inc. stockholders’ equity	32,136,013	46,469,550

Noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd	(28,632)	21,948

Total equity	32,107,381	46,491,498

Total liabilities and stockholders’ equity	$37,441,637	53,552,578

Consolidated Statements of Operations

For the Three and Twelve Months Ended April 30, 2012 and 2011

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2012	2011	2012	2011
Revenues	$1,388,598	1,928,667	5,738,506	6,691,082
Cost of revenues	1,364,097	1,436,814	5,683,731	6,255,437

Gross profit	24,501	491,853	54,775	435,645

Operating expenses:
Product development costs	1,785,917	3,587,518	8,337,424	13,319,110
Selling, general and administrative costs	2,416,440	2,338,620	8,274,096	8,399,325

Total operating expenses	4,202,357	5,926,138	16,611,520	21,718,435

Operating loss	(4,177,856)	(5,434,285)	(16,556,745)	(21,282,790)
Interest income, net	76,421	142,447	418,052	689,276
Foreign exchange loss	(11,659)	(23,591)	(104,739)	(229,415)

Loss before income taxes	(4,113,094)	(5,315,429)	(16,243,432)	(20,822,929)
Income tax benefit	—	—	1,053,427	364,105

Net loss	(4,113,094)	(5,315,429)	(15,190,005)	(20,458,824)
Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd.	16,699	8,158	49,503	22,950

Net loss attributable to Ocean Power Technologies, Inc.	$(4,096,395)	(5,307,271)	(15,140,502)	(20,435,874)

Basic and diluted net loss per share	$(0.40)	(0.52)	(1.47)	(1.99)

Weighted average shares used to compute basic and diluted net loss per share	10,290,005	10,260,545	10,277,661	10,246,921

Consolidated Statements of Cash Flows

For the Twelve Months Ended April 30, 2012 and 2011

	Twelve Months Ended April 30,
	2012	2011
Cash flows from operating activities:
Net Loss	$(15,190,005)	(20,458,824)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss	104,739	229,415
Depreciation and amortization	436,062	358,722
Loss on disposals of property, plant and equipment	52,128	5,293
Impairment of long-lived assets	358,447	—
Provision for doubtful accounts receivable	298,534	—
Treasury note (discount) premium amortization	(33,353)	71,236
Compensation expense related to stock option grants and restricted stock	1,121,528	1,448,286
Changes in operating assets and liabilities:
Accounts receivable	(126,722)	277,115
Unbilled receivables	226,840	1,396
Other current assets	(17,291)	198,569
Other noncurrent assets	43,504	903,729
Accounts payable	(546,709)	(891,417)
Accrued expenses	(1,371,912)	(7,923)
Unearned revenues	729,367	(761,473)
Other noncurrent liabilities	—	(144,226)

Net cash used in operating activities	(13,914,843)	(18,770,102)

Cash flows from investing activities:
Purchases of marketable securities	(18,574,454)	(7,993,642)
Maturities of marketable securities	38,559,110	27,059,601
Restricted cash	53,936	(302,871)
Purchases of equipment	(547,252)	(72,998)
Payments of patent costs	(180,011)	(258,732)

Net cash provided by investing activities	19,311,329	18,431,358

Cash flows from financing activities:
Proceeds from long-term debt	—	250,000
Repayment of debt	(139,378)	(6,008)
Acquisition of treasury stock	(59,654)	(36,291)

Net cash (used in) provided by financing activities	(199,032)	207,701

Effect of exchange rate changes on cash and cash equivalents	(220,130)	270,582

Net increase in cash and cash equivalents	4,977,324	139,539
Cash and cash equivalents, beginning of period	4,376,136	4,236,597

Cash and cash equivalents, end of period	$9,353,460	4,376,136